As filed with the Securities and Exchange Commission on April 11, 2013

Registration No. 333-187305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLY LEASING LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0536376
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

West Pier

Dun Laoghaire

County Dublin, Ireland

Tel. +353-1-231-1900

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel. (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Boris Dolgonos, Esq.

Jones Day

222 East 41st Street

New York, New York 10017

(212) 326-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED APRIL 11, 2013

2,191,060 American Depositary Shares

Fly Leasing Limited

Representing 2,191,060 Common Shares

This prospectus relates solely to the resale of up to 2,191,060 common shares of Fly Leasing Limited (“Fly” or the “Company”) in the form of American Depositary Shares (“ADSs”) by the selling shareholders identified in this prospectus. Each ADS represents one common share.

The selling shareholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as such selling shareholders may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 24. The prices at which the selling shareholders may sell the ADSs may be determined by the prevailing market price for the ADSs at the time of sale, may be different from such prevailing market price or may be determined through negotiated transactions with third parties. We will not receive any of the proceeds from the sale of these ADSs by the selling shareholders.

Our ADSs are listed on the New York Stock Exchange under the symbol “FLY.” The last reported sale price of our ADSs on April 10, 2013 was $15.55 per ADS.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

You should rely only on the information contained, or incorporated by reference in this prospectus, or any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. The information in this prospectus is only accurate on the date of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since then.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our ADSs and other securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE. This prospectus and any applicable prospectus supplement will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that you should consider before buying our ADSs from the selling shareholders. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein and therein by reference, before making an investment decision. Unless the context requires otherwise, when used in this prospectus, (1) the terms “Fly,” “Company,” “we,” “us” and “our” refer to Fly Leasing Limited and its subsidiaries and (2) all references to our shares refer to our common shares held in the form of ADSs.

Our Company

Fly Leasing Limited is a global lessor of modern, in-demand, fuel-efficient commercial jet aircraft. We are principally engaged in purchasing commercial aircraft which we lease under multi-year contracts to a diverse group of airlines around the world. As of December 31, 2012, we owned a portfolio of 109 aircraft.

Our principal executive offices are located at West Pier, Dun Laoghaire, County Dublin, Ireland. Our telephone number at that address is +353-1-231-1900, and our web address is www.flyleasing.com. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement and does not constitute part of this prospectus or any prospectus supplement.

The Securities We Are Registering

We are using this prospectus to register up to 2,191,060 ADSs that may be sold by the selling shareholders named herein.

The Offering

The summary below describes the principal terms of the securities that may be offered hereunder.

Securities Offered by the Selling Shareholders	2,191,060 common shares in the form of ADSs.

ADSs Outstanding	28,124,536 ADSs outstanding as of March 31, 2013. Each ADS represents one common share.

Depositary	Deutsche Bank Trust Company Americas.

Use of Proceeds	We will not receive any proceeds from the sale of our ADSs by the selling shareholders.

Listing	Our ADSs are listed on the New York Stock Exchange under the symbol “FLY.”

RISK FACTORS

An investment in our ADSs involves a high degree of risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and the other information contained in this prospectus, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, before buying our ADSs. For more information see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in our most recent Annual Report on Form 20-F, which is incorporated by reference herein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and 6-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our ADSs pursuant to an offering pursuant to this prospectus.

CAPITALIZATION

The following table presents our (1) cash and cash equivalents and (2) capitalization as of December 31, 2012.

The information below should be read in conjunction with our (1) consolidated financial statements and notes thereto and (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Annual Report on Form 20-F for the year ended December 31, 2012.

(Dollars in thousands)
Cash and cash equivalents(1)	$300,581

Debt
Notes payable, net	$639,281
Nord LB Facility	490,717
BOS Facility	268,625
Term Loan	377,646
Other aircraft secured borrowings	276,143

Total secured debt(2)	2,052,412
Shareholders’ equity	532,002

Total capitalization	$2,584,414

(1)	Includes restricted cash of $137.5 million.
(2)	Net of unamortized debt discount of $62.9 million.

PRICE RANGE OF OUR SHARES

Our ADSs, each representing one common share, are traded on the New York Stock Exchange under the symbol “FLY.” On April 10, 2013, the last reported sale price of our ADSs was $15.55 per ADS.

The following table sets forth the annual high and low market prices for our ADSs on the New York Stock Exchange for the five most recent full financial years:

	High	Low
2008	$18.85	$4.70
2009	10.29	2.50
2010	13.99	8.76
2011	14.58	10.00
2012	14.17	11.06

The following table sets forth the quarterly high and low market prices for our ADSs on the New York Stock Exchange for our two most recent full fiscal years:

	High	Low
2011:
Quarter ending March 31, 2011	$14.58	$12.17
Quarter ending June 30, 2011	14.54	12.67
Quarter ending September 30, 2011	13.49	10.00
Quarter ending December 31, 2011	13.23	10.53
2012:
Quarter ending March 31, 2012	14.17	12.01
Quarter ending June 30, 2012	13.76	11.40
Quarter ending September 30, 2012	13.63	12.25
Quarter ending December 31, 2012	13.95	11.06

The following table sets forth the monthly high and low market prices for our ADSs on the New York Stock Exchange for the most recent six months:

	High	Low
2012:
October	$13.95	$13.12
November	13.77	11.06
December	12.57	11.65
2013:
January	13.56	12.51
February	13.95	12.62
March	16.50	13.58

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital reflects our memorandum of association and our bye-laws. Holders of ADSs will be able to exercise their rights with respect to the common shares underlying the ADSs only in accordance with the terms of the deposit agreement. See “Description of American Depositary Shares” for more information.

Share Capital

Our authorized share capital consists of US$500,000 divided into 499,999,900 common shares and 100 manager shares par value US$0.001 each. Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. As of March 31, 2013, 28,124,536 common shares were outstanding, issued and fully paid.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares except as described herein.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to those preference shares. The effect of issuing preference shares could include one or more of the following:

•	restricting dividends in respect of our common shares;

•	diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;

•	impairing the liquidation rights of our common shares; or

•	delaying or preventing a change of control of our company.

As of the date of this prospectus, there are no preference shares outstanding.

Manager Shares

Our manager, Fly Leasing Management Co. Limited, or the Manager, owns 100 manager shares that are entitled to director appointment rights and the right to vote on amendments to the provision of our bye-laws relating to termination of our management agreement with the Manager. Manager shares do not convert into common shares. Upon a termination of our management agreement, the manager shares will cease to have any appointment and voting rights and, to the extent permitted under Section 42 of Companies Act 1981 (Bermuda), or the Companies Act, will be automatically redeemed for their par value. Manager shares are not entitled to receive any dividends and, other than with respect to director appointment rights and the right to vote on certain proposed amendments to our bye-laws as described above, holders of manager shares have no voting rights.

Dividend Rights

Pursuant to Bermuda law, we are restricted from declaring or paying a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than our liabilities.

There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 50% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of not less than two and not more than 15 directors as the board may from time to time determine. Our board of directors currently consists of eight directors, each of whom serves a term commencing on their election or appointment and continuing until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are appointed by shareholders holding shares carrying a plurality of the votes cast on the resolution. Notwithstanding the foregoing, pursuant to our management agreement and our bye-laws, so long as the Manager holds any of our manager shares, our Manager has the right to appoint the whole number of directors on our board of directors that is nearest to but not more than 3/7th of the number of directors on our board of directors at the time. These directors are not required to stand for election by shareholders other than our Manager.

Any shareholder holding at least five percent of the Company’s common shares may propose for election as a director someone who is not an existing director or is not proposed by our board by giving notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made.

A director (other than a director appointed by the Manager pursuant to its appointment right described above) may be removed with or without cause by a resolution including the affirmative vote of shareholders holding shares carrying at least 80% of the votes of all shares then issued and entitled to vote on the resolution, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. A director appointed by the Manager pursuant to its appointment right described above may be removed with or without cause by the Manager upon notice from the Manager.

Anti-Takeover Provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Pursuant to our bye-laws, our preference shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, privileges, qualifications, limitations and restrictions. See “—Preference Shares.”

The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation or otherwise.

Our bye-laws provide that if a competitor of BBAM LP acquires beneficial ownership of 15% or more of our common shares, then we have the option, but not the obligation, within 90 days of the acquisition of such threshold beneficial ownership, to require that shareholder to tender for all of our remaining common shares, or to sell such number of common shares to us or to third parties at fair market value as would reduce its beneficial ownership to less than 15%. In addition, our bye-laws provide that the vote of each common share held by a competitor of BBAM LP that beneficially owns 15% or more, but less than 50%, of our common shares will be reduced to three-tenths of a vote per share on all matters upon which shareholders may vote.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that underlie the ADSs that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from provisions of the General Corporation Law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Bermuda law.

Duties of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of the board of directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the company and its shareholders, and accordingly, unless the presumption is rebutted, a board’s decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction.

Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

Interested Directors

Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.

Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution shall constitute a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bye-laws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bye-laws, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends

Pursuant to Bermuda law, a company is restricted from declaring or paying a dividend if there are reasonable grounds for believing that: (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. Issued share capital is the aggregate par value of the company’s issued and outstanding common shares.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution. Any merger or amalgamation not approved by our board must be approved by shareholders holding shares carrying not less than 66% of the votes of all shares entitled to vote on the resolution.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•

By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

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If the acquiring party is a company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

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Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. The operation of this provision as a waiver of the right to sue for violations of federal securities laws may be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. We also have entered into directors’ service agreements with our directors, pursuant to which we have agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the

Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders, and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals

Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (1) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and/or (2) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 shareholders.

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting although restrictions may be included in a Delaware company’s certificate of incorporation or bye-laws.

Calling of Special Shareholders’ Meetings

Under our bye-laws, a special general meeting may be called by the chairman of the board or the board of directors. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye-laws to call a special meeting of shareholders.

Amendment of Organizational Documents

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then issued and outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws

Our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders, adopted by the affirmative votes of at least a majority of all shares entitled to vote on the resolution. Our bye-laws provide that, notwithstanding the foregoing, at any time that the Manager holds any of our manager shares, rescission, alteration or amendment of the bye-law relating to our ability to terminate the Manager’s appointment under our management agreement also requires the approval of the holder of our manager shares.

Under Delaware law, unless the certificate of incorporation or bye-laws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bye-laws of a corporation. Those bye-laws dealing with the election of directors, classes of directors and the term of office of directors may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of shareholders carrying not less than 66% of all shares entitled to vote on the resolution.

Transfer Agent

Codan Services Limited, Hamilton, Bermuda, acts as the registrar and transfer agent for our common shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

All of our issued and outstanding common shares are held by the depositary, Deutsche Bank Trust Company Americas (the “Depositary”) in the form of ADSs. The Depositary is a state chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The Depositary was incorporated as a limited liability bank on March 5, 1903 in the State of New York. The registered office of the Depositary is located at 60 Wall Street, New York, NY 10005 and the registered number is BR1026. The principal executive office of the Depositary is located at 60 Wall Street, New York NY 10005.

Each ADS represents an ownership interest in one common share which we deposit with the custodian under the deposit agreement among ourselves, the Depositary, and ADS holders. Your ADSs are evidenced by what are known as American Depositary Receipts, or ADRs, in the same way a share is evidenced by a share certificate. Your rights as a holder of ADSs is governed by the deposit agreement and our bye-laws.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed with the SEC as an exhibit to our registration statement on Form F-6, as filed with the SEC on September 21, 2007, as may be subsequently amended. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549, United States of America. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. Copies of the deposit agreement and the form of ADR are also available for inspection at the corporate trust office of the Depositary. The Depositary keeps books at its corporate trust office for the registration of ADRs and transfer of ADRs which, at all reasonable times, shall be open for inspection by ADS holders, provided that inspection shall not be for the purposes of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

For a description of our bye-laws, see “Description of Share Capital.”

Holding the ADSs

Unless otherwise agreed among us and the Depositary in accordance with the terms of the deposit agreement, the ADSs are held electronically in book-entry form either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, you are not treated as one of our shareholders and you do not have shareholder rights. Bermuda law governs shareholder rights. The Depositary is the holder of the common shares underlying your ADSs. As a holder of ADRs, you have ADR holder rights. A deposit agreement among us, the Depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights, representations and warranties as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADRs.

Fees and Expenses

Except as described below, we pay all fees, charges and expenses of the Depositary and any agent of the Depositary pursuant to agreements from time to time between us and the Depositary, except that if you elect to withdraw the common shares underlying your ADRs from the Depositary you will be required to pay the Depositary a fee of up to US$5.00 per 100 ADSs surrendered or any portion thereof, together with expenses incurred by the Depositary and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, in connection with the withdrawal. We will not receive any portion of the fee payable to the Depositary upon a withdrawal of shares from the Depositary. The Depositary will not make any payments to us, and we will not receive any portion of any fees collected by the Depositary.

Except as specified above in connection with a cancellation of ADSs and withdrawal of common shares from the Depositary, we are required to pay any taxes and other governmental charges incurred by the Depositary or the custodian on any ADR or common share underlying an ADR, including any applicable interest and penalties thereon, any stock transfer or other taxes and other governmental charges in any applicable jurisdiction.

Dividends and Other Distributions

The Depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, less any fees described below under “— Withholding Taxes, Duties and Other Governmental Charges.” You will receive these distributions in proportion to the number of common shares your ADSs represent as of the record date set by the Depositary with respect to the ADSs.

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Withholding Taxes, Duties and Other Governmental Charges. Before making a distribution, the Depositary will deduct any withholding taxes, duties or other governmental charges that must be paid. Dividends on our shares are subject to deduction of Irish withholding taxes, unless an exemption to withholding is available. U.S. holders of ADSs (including U.S. citizens or residents) are entitled to claim a refund of Irish withholding taxes on dividends. Unless a U.S. holder of ADSs otherwise specifies, a customary fee of $0.003 per ADS will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes.

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Shares. The Depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution to the extent permissible by law. If the Depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new common shares.

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Elective Distributions in Cash or Shares. If we offer holders of our common shares the option to receive dividends in either cash or common shares, the Depositary will, after consultation with us and to the extent permissible by law and reasonably practicable, offer holders of ADSs the option to receive dividends in either cash or ADSs to the extent permissible under applicable law and in accordance with the deposit agreement.

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Rights to Receive Additional Shares. If we offer holders of our common shares any rights to subscribe for additional common shares or any other rights, the Depositary, after consultation with us and to the extent permissible by law and reasonably practicable, will make these rights available to you as a holder of ADSs. If the Depositary makes rights available to you, it will exercise the rights and purchase the common shares on your behalf subject to your payment of applicable fees, taxes, charges and expenses. The Depositary will then deposit the common shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any taxes and other governmental charges the rights require you to pay. U.S. securities laws or Bermuda law may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. Our intent is not to offer holders any rights to subscribe for additional common shares unless the holders of our ADSs would thereby be offered rights to receive ADSs in an offering registered under U.S. securities laws.

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Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the Depositary has determined that such distribution is lawful, practicable and feasible and in accordance with the terms of the deposit agreement, the Depositary will send to you anything else we distribute on deposited securities by any means it deems practical in proportion to the number of ADSs held by you, net of any taxes and other governmental charges withheld.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, common shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

The Depositary delivers ADSs upon deposit of common shares with the custodian. The custodian holds all deposited common shares, including those being deposited by us in connection with the offering to which this prospectus relates, for the account of the Depositary. You thus have no direct ownership interest in the common shares and only have the rights as are set out in the deposit agreement. The custodian also holds any additional securities, property and cash received on, or in substitution for, the deposited common shares. The deposited common shares and any such additional items are all referred to collectively as “deposited securities.”

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, the Depositary issues an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled. Alternatively, at your request, risk and expense, the Depositary in its discretion will deliver certificated ADRs at the Depositary’s principal New York office or any other location that it may designate as its transfer office.

You may surrender your ADRs at the Depositary’s office or through instruction provided to your broker. Upon payment of its fees and charges of, and expenses incurred by, it and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the common shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its principal New York office or any other location that it may designate as its transfer office, if feasible.

You have the right to cancel your ADSs and withdraw the underlying common shares at any time subject only to:

•	temporary delays caused by closing of our or the Depositary’s transfer books, or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the surrender of ADRs evidencing a number of ADSs representing other than a whole number of common shares;

•	the payment of fees, charges, taxes and other governmental charges; or

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where deemed necessary or advisable by the Depositary or us in good faith due to any requirement of any U.S. or foreign laws, government, governmental body or commission, any securities exchange on which the ADSs or common shares are listed or governmental regulations relating to the ADSs or the withdrawal of the underlying common shares.

U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement. However, we do not intend to list our common shares for trading on any exchange. Therefore, it may be more difficult to dispose of our common shares than it will be to dispose of our ADSs.

Transmission of Notices to Shareholders

We will promptly transmit to the Depositary those communications that we make generally available to our shareholders together with annual and other reports prepared in accordance with applicable requirements of U.S. securities laws. Upon our request and at our expense, subject to the distribution of any such communications being lawful and not in contravention of any regulatory restrictions or requirements if so distributed and made available to holders, the Depositary will arrange for the timely mailing of copies of such communications to all ADS holders and will make a copy of such communications available for inspection at the Depositary’s Corporate Trust Office, the office of the custodian or any other designated transfer office of the Depositary.

Voting Rights

As soon as practicable upon receipt of timely notice of any meeting at which the holders of our shares are entitled to vote, or of solicitation of consents or proxies from holders of our shares, the Depositary will fix a record date in respect of such meeting or solicitation of consent or proxy. The Depositary will, if requested by us in writing in a timely manner, mail by regular, ordinary mail delivery (or by electronic mail or as otherwise may be agreed between us and the Depositary from time to time) or otherwise distribute to holders of ADSs as of the record date: (a) such information as is contained in such notice of meeting (or solicitation of consent or proxy) received by the Depositary from us, (b) a statement that holders as of the record date will be entitled, insofar as practicable and permitted under applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and of our bye-laws (and subject to such other requirements as we shall notify the Depositary), to instruct the Depositary as to the exercise of the voting rights (or deemed exercise of voting rights), if any, pertaining to the amount of our common shares represented by their respective ADSs, and (c) a statement as to the manner in which such instructions may be given or may be deemed to have been given as described below if no validly-completed instructions are received by the Depositary from a holder of ADSs by the ADS voting cut off date set by the Depositary for such purpose. Upon the written request of a holder as of such record date, received on or before the ADS voting cut off date, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of our common shares represented by the ADSs in accordance with the instructions set forth in such request.

To the extent no such instructions are received by the Depositary on or before the ADS voting cut off date from holders of a sufficient number of shares so as to enable the Company to meet its quorum requirements with respect to any such meeting of shareholders, the Depositary will, upon our written request and at all times subject to applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and our bye-laws, deem such holder to: (A) have instructed the Depositary to take such action as is necessary to cause the number of underlying shares for which no voting instructions have been received from holders of ADSs so as to meet applicable quorum requirements (currently 25% of our common shares) to be counted for the purposes of satisfying applicable quorum requirements; and (B) have given a power of attorney to the Depositary or the custodian, as its nominee, to cause such equal number of common shares so counted under (A) above being counted for the purposes of establishing a quorum, with respect to any resolution proposed by the Board of Directors of the Company within the agenda set for such meeting, to be voted at any such meeting in proportion to the voting instructions duly-received by the Depositary from holders of ADSs as of the record date by the ADS voting cut off date; provided, however that, except to the extent we have provided the Depositary with at least 30 days’ written notice of any such meeting, the common shares shall not be so counted and shall not be so voted (proportionately to the voting instructions received by the Depositary from holders of ADSs as of the record date by the ADS voting cut off date) with respect to any matter as to which the Depositary informs us that the Depositary reasonably believes that with respect to any such resolution: (i) substantial opposition exists or (ii) it materially affects the rights of holders of common shares. For the purposes of this provision of the deposit agreement, by way of example and not limitation, it is agreed that routine matters, such as appointing auditors and directors (except where a competing director or slate of directors is proposed), and resolutions to approve the public offering or private placement of securities, would not materially affect the rights of holders of common shares.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable such holder to return voting instructions to the Depositary by the ADS voting cut off date. In the deposit agreement, we have agreed that we will endeavor to provide at least 30 days’ prior written notice to the Depositary which will enable the timely notification of holders as to limitations on the ability of the Depositary to vote a particular ADS according to the voting instructions received in regard to such ADS. Common shares which have been withdrawn from the Depositary facility and transferred on our register of members to a person other than the Depositary or its nominee may be voted by the holders thereof in accordance with applicable law and our bye-laws. However, holders or beneficial owners of ADSs may not receive sufficient advance notice of shareholder meetings to enable them to withdraw the common shares and vote at such meetings.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADRs. The Depositary may refuse to issue ADSs, deliver ADRs, register the transfer, split-up or combination of ADRs, or allow you to withdraw the deposited securities underlying your ADSs until such payment is made including any applicable interest and penalty thereon. We, the custodian or the Depositary may withhold or deduct the amounts of taxes owed from any distributions to you or may sell deposited securities, by public or private sale, to pay any taxes and any applicable interest and penalties owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Unless a U.S. holder of ADSs otherwise specifies, a customary fee of $0.003 per ADS will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes.

Reclassifications, Recapitalizations and Mergers

If we take actions that affect the deposited securities, including (1) any change in par value, split-up, cancellation, consolidation or other reclassification of deposited securities to the extent permitted by any applicable law, (2) any distribution on the common shares that is not distributed to you and (3) any recapitalization, reorganization, merger, consolidation, liquidation or sale of our assets affecting us or to which we are a party resulting in a distribution of cash or securities to our shareholders, then the cash, common shares or other securities received by the Depositary in connection therewith will become deposited securities and be subject to the deposit agreement and any applicable law, evidence the right to receive such additional deposited securities, and the Depositary may choose to:

•	distribute additional ADSs;

•	call for surrender of outstanding ADSs to be exchanged for new ADSs;

•	distribute cash, securities or other property it has received in connection with such actions;

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sell any securities or property received at public or private sale on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; or

•	treat the cash, securities or other property it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

We may agree with the Depositary to amend the deposit agreement and the ADSs without your consent for any reason deemed necessary or desirable. You will be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges, except for taxes, governmental charges, delivery expenses or other charges specifically payable by ADS holders under the deposit agreement, or which otherwise materially prejudices any substantial existing right of holders or beneficial owners of ADSs. If an ADS holder continues to hold ADSs after being so notified of these changes, that ADS holder is deemed to agree to that amendment and be bound by the ADRs and the agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

At any time we may instruct the Depositary to terminate the deposit agreement, in which case the Depositary will give notice to you at least 30 days prior to termination. The Depositary may also terminate the deposit agreement if it has told us that it would like to resign or we have removed the Depositary and we have not appointed a new Depositary bank within 90 days, in such instances, the Depositary will give notice to you at least 30 days prior to termination. After termination, the Depositary’s only responsibility will be to deliver deposited securities to ADS holders who surrender their ADSs upon payment of any fees, charges, taxes or other governmental charges, and to hold or sell distributions received on deposited securities. After the expiration of six months from the termination date, the Depositary may sell the deposited securities which remain and hold the net proceeds of such sales, uninvested and without liability for interest, for the pro rata benefit of ADS holders who have not yet surrendered their ADSs. After selling the deposited securities, the Depositary has no obligations except to account for those net proceeds and other cash. Upon termination of the deposit agreement, we will be discharged from all obligations except for our obligations to the Depositary.

We intend to maintain a Depositary arrangement for so long as it facilitates U.S. holders in benefiting from an exemption to Irish withholding taxes on dividends on our common shares.

Limitations on Obligations and Liability

The deposit agreement expressly limits our and the Depositary’s obligations and liability.

We and the Depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;

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are not liable if either of us by law or circumstances beyond our control is prevented from, or delayed in, performing any obligation under the agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or stock exchange of any applicable jurisdiction, any present or future provision of our memorandum of association and bye-laws, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities, any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

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are not liable if either of us exercises or fails to exercise the discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our memorandum of association and bye-laws;

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are not liable for any action/inaction on the advice or information of legal counsel, accountants, any person presenting common shares for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder to benefit from any distribution, offering, right or other benefit if made in accordance with the provisions of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to any deposited securities or the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party; and

•	shall not incur any liability for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement.

The Depositary and its agents shall not incur any liability under the deposit agreement for the failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or for any tax consequences that may result from ownership of ADSs, common shares or deposited securities for the creditworthiness of any third party and for any indirect, special, punitive or consequential damage.

We have agreed to indemnify the Depositary under certain circumstances. However, the deposit agreement does not limit our liability under federal securities laws. The Depositary may own and deal in any class of our securities and in the ADSs.

Requirements for Depositary Actions

Before the Depositary issues, delivers or registers a transfer of an ADS, makes a distribution on an ADS, or permits withdrawal of common shares or other property, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary also may suspend the issuance of ADSs, the deposit of common shares, the registration, transfer, split-up or combination of ADSs or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for ADSs is closed or if we or the Depositary decide any such action is necessary or advisable.

Deutsche Bank Trust Company Americas keeps books for the registration and transfer of ADRs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the deposit agreement or the ADRs.

Disclosure of Interests

By purchasing ADSs, you agree to comply with our memorandum of association and bye-laws and the laws of Bermuda, the United States of America and any other relevant jurisdiction regarding any disclosure requirements regarding ownership of common shares, all as if the ADSs were, for this purpose, the common shares they represent.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell any or all of the ADSs set forth below pursuant to this prospectus. When we refer to “selling shareholders” in this prospectus, we mean those persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in our ADSs other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the selling shareholders for whom we are registering ADSs for resale to the public, and the number of ADSs that such selling shareholders may offer pursuant to this prospectus. The ADSs that may be offered by the selling shareholders were acquired from us on December 28, 2012 in a private placement. We have agreed to file this registration statement to enable resales of the ADSs received by the selling shareholders. We cannot advise you as to whether the selling shareholders will in fact sell any or all of such ADSs.

Affiliates of the selling shareholders collectively own all of the equity interests in BBAM Limited Partnership, a privately-held aircraft leasing and management business that, through its subsidiaries, provides management and administrative services to Fly, including servicing of our aircraft portfolio. For further information about our relationships with the selling shareholders, see our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein.

Pursuant to the Securities Purchase Agreement entered into by us and the selling shareholders in connection with the original issuance of the ADSs that may be offered pursuant to this prospectus, the selling shareholders are subject to certain restrictions on the transfer of the ADSs that they hold. See “Plan of Distribution.”

Each selling shareholder who is also an affiliate of a broker-dealer as noted below has represented that: (1) the selling shareholder purchased the ADSs that may be offered pursuant to this prospectus in the ordinary course of business; and (2) at the time of purchase of such ADSs, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute such ADSs.

Name of Selling Shareholder	Number of ADSs Owned Before Sales Pursuant to this Prospectus	Percentage of ADSs Owned Before Sales Pursuant to this Prospectus (1)	Number of ADSs that may be Sold under this Prospectus	Number of ADSs Owned After Sales Pursuant to this Prospectus (2)	Percentage of ADSs Owned After Sales Pursuant to this Prospectus (1)
Summit Aviation Partners LLC(3)	1,438,212	5.1%	438,212	1,000,000	—
Onex Corporation and certain affiliates(4)	1,752,848	6.2%	1,752,848	—	—

(1)	Applicable percentage of ownership is based on 28,124,536 ADSs outstanding as of March 31, 2013.
(2)	Unless otherwise indicated, assumes that each selling shareholder will resell all of the ADSs offered hereunder.
(3)	The address for Summit Aviation Partners LLC is 50 California Street, 14th Floor, San Francisco, California 94111. Steven Zissis, Zissis Family Trust and Summit Aviation Partners LLC have shared voting and dispositive power.
(4)	Includes the following: (i) 441,860 ADSs directly held by Onex Corporation, (ii) 11,294 ADSs directly held by New PCo Investments Ltd., (iii) 45,770 ADSs directly held by Onex Partners III GP LP, (iv) 3,760 ADSs directly held by Onex US Principals LP, (v) 15,600 ADSs directly held by Onex Partners III PV LP, (vi) 3,957 ADSs directly held by Onex Partners III Select LP and (vii) 1,230,607 ADSs directly held by Onex Partners III LP. Mr. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation, owns all of the common stock of ONCAN Canadian Holdings Ltd. and has indirect voting and investment control of New PCo Investments Ltd., 1597257 Ontario Inc., American Farm Investment Corporation, Onex Partners III GP LP, Onex Partners GP Inc., Onex US Principals LP, Onex Partners III PV LP, Onex Partners III Select LP and Onex Partners III LP. Therefore, Mr. Schwartz may be deemed to beneficially own all of the ADSs directly held by Onex Corporation, New PCo Investments Ltd., Onex Partners III GP LP, Onex US Principals LP, Onex Partners III PV LP, Onex Partners III Select LP and Onex Partners III LP. Mr. Schwartz disclaims such beneficial ownership. USI Securities, Inc., an affiliate of Onex Corporation, is a broker-dealer. The address for each of Onex Corporation, New PCo Investments Ltd., 1597257 Ontario Inc., American Farm Investment Corporation, ONCAN Canadian Holdings Ltd. and Gerald W. Schwartz is 161 Bay Street P.O. Box 700, Toronto, Ontario, Canada M5J 2S1. The address for each of Onex Partners III GP LP, Onex Partners GP Inc., Onex Partners III PV LP, Onex Partners III Select LP and Onex Partners III LP is 712 Fifth Avenue, New York, New York 10019. The address for Onex US Principals LP is 421 Leader Street, Marion, Ohio 43302.

PLAN OF DISTRIBUTION

The selling shareholders of the ADSs and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of ADSs on the New York Stock Exchange or any other stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling ADSs:

•	underwriters in a public offering;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such ADSs at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also transfer their ADSs by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the ADSs received by them, directly or through brokers-dealers or agents and in private or public transactions.

The selling shareholders may sell their shares at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds to the selling shareholders from the sale of their ADSs will be the purchase price of such ADSs less any discounts, concessions or commissions received by underwriters, broker-dealers or agents. We will not receive any proceeds from the sale of any ADSs by the selling shareholders.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the distribution of their ADSs may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such underwriters, broker-dealers or agents on the sales and any profit on the resale of ADS purchased by underwriters, broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving the sale of their ADSs against certain liabilities, including liabilities arising under the Securities Act.

To the extent required with respect to a particular offer or sale of ADSs by a selling shareholder, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:

•	the number of ADSs to be sold;

•	the purchase price;

•	the name of any underwriter, broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts,

•	commissions or similar selling expenses; and

•	any other relevant information.

The selling shareholders may enter into sale, forward sale and derivative transactions with third parties, or may sell ADSs not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell ADSs covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the ADSs. The third parties also may use ADSs received under those sale, forward sale or derivative arrangements or ADSs pledged by the selling shareholders or borrowed from the selling shareholders or others to settle such third-party sales or to close out any related open borrowings of ADSs. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

In addition, the selling shareholders may engage in hedging transactions with broker-dealers in connection with distributions of ADSs or otherwise. In those transactions, broker-dealers may engage in short sales of ADSs in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell ADSs short and redeliver ADSs to close out such short positions. The selling shareholders also may enter into option or other transactions with broker-dealers which require the delivery of ADSs to the broker-dealer. The broker-dealer may then resell or otherwise transfer such ADSs pursuant to this prospectus. The selling shareholders also may loan or pledge ADSs, and the borrower or pledgee may sell or otherwise transfer the ADSs so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those ADSs to investors in our securities or the selling shareholder’s securities or in connection with the offering of other securities not covered by this prospectus.

Subject to the restrictions set forth in the securities purchase agreement among us and the selling shareholders as described below, the selling shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any underwriter, broker-dealer or agent in connection with the sale of ADSs held by the selling shareholders, and there is no assurance that the selling shareholders will sell any or all of their ADSs. We have agreed to make available to the selling shareholders copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

We have agreed to pay all expenses in connection with the registration of the common shares and ADSs offered hereby, except that the selling shareholders shall be responsible for any underwriting discounts or commissions attributable to the sale of the ADSs and shall also be responsible for the fees and expenses of their own counsel, accountants and other advisors.

The selling shareholders may also sell all or a portion of their ADSs in open market transactions under Section 4(1) of the Securities Act including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under the shelf registration statement, of which this prospectus forms a part.

In connection with the original issuance to the selling shareholders of the ADSs that may be offered pursuant to this prospectus, each of the selling shareholders agreed, in the securities purchase agreement that it entered into in connection with such issuance, not to sell or otherwise transfer any of the ADSs that it holds without our prior written consent, except that such consent will not be required for the following transfers:

•

from and after such time that certain affiliates of Onex Corporation (the “Onex BBAM Equityholders”) transfer any equity interests that they hold in BBAM Limited Partnership to one or more unaffiliated third parties:

•

Summit Aviation Partners LLC will be entitled to transfer a number of ADSs, in the aggregate, equal to (i) 1,438,212 multiplied by (ii) the percentage of outstanding equity interests in BBAM Limited Partnership that have been transferred by the Onex BBAM Equityholders (the “Onex Sell-Down Percentage”); and

•	Onex Corporation and its affiliated selling shareholders will be entitled to transfer a number of ADSs, in the aggregate, equal to (i) 1,752,848 multiplied by (ii) the Onex Sell-Down Percentage; and

•	each selling shareholder may transfer ADSs to one or more of its affiliates at any time.

As of the date of this prospectus, we have not granted our consent to the transfer of any ADSs by any of the selling shareholders, and none of the Onex BBAM Equityholders have transferred any of such equity interests to unaffiliated third parties. Consequently, as of the date of this prospectus, under our securities purchase agreement with the selling shareholders, none of the selling shareholders have the right to sell or otherwise transfer any ADSs to unaffiliated third parties, pursuant to this prospectus or otherwise. However, the selling shareholders may obtain such a right in the future, either by us granting our consent to a transfer of ADSs or as a result of a transfer of equity interests of BBAM Limited Partnership by the Onex BBAM Equityholders to unaffiliated third parties.

In connection with the original issuance to the selling shareholders of the ADSs being offered pursuant to this prospectus, we entered into a registration rights agreement with the selling shareholders pursuant to which we granted certain registration rights to the selling shareholders. We are filing the registration statement of which this prospectus forms a part in accordance with our obligations under the registration rights agreement. Under the registration rights agreement, we are obligated to use reasonable best efforts to keep the registration statement of which this prospectus forms a part effective until such time that the ADSs being offered hereunder (i) have been disposed of pursuant to the registration statement of which this prospectus forms a part, (ii) have been sold to the public pursuant to Rule 144 under the Securities Act or (iii) have ceased to be outstanding.

TAXATION CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a general discussion of the U.S. federal income taxation of us and of certain U.S. federal income tax consequences of acquiring, holding or disposing of the shares by U.S. Holders (as defined below) and information reporting and backup withholding rules applicable to both U.S. and Non-U.S. Holders (as defined below). It is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), issued and proposed income tax regulations (“Treasury Regulations”) promulgated thereunder, legislative history, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). In addition, the application and interpretation of certain aspects of the passive foreign investment company (“PFIC”) rules, referred to below, require the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no assurance that any of these regulations will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. This discussion is not binding on the U.S. Internal Revenue Service (“IRS”) or the courts. This summary does not address any aspect of U.S. federal non-income tax laws, such as U.S. federal estate and gift tax laws, and does not purport to address all of the U.S. federal income tax consequences applicable to us or to all categories of investors, some of whom may be subject to special rules including, without limitation, dealers in securities, commodities, or foreign currencies, financial institutions or “financial services entities,” insurance companies, holders of shares held as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction,” or other integrated transaction for U.S. federal income tax purposes, U.S. persons whose “functional currency” is not the U.S. dollar, persons who have elected “mark-to-market” accounting, persons who have not acquired their shares upon their original issuance, or in exchange for consideration other than cash, persons who hold their shares through a partnership or other entity which is a pass-through entity for U.S. federal income tax purposes, or persons for whom a share is not a capital asset, and persons holding, directly indirectly or constructively, 5% or more of our ADSs or underlying shares. The tax consequences of an investment in our shares will depend not only on the nature of our operations and the then-applicable U.S. federal tax principles, but also on certain factual determinations that cannot be made at this time, and upon a particular investor’s individual circumstances. No rulings have been or will be sought from the IRS regarding any matter discussed herein.

For purposes of this discussion, a “U.S. Holder” is (1) a citizen or resident of the United States; (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of our shares that is not a U.S. Holder and who, in addition, is not (1) a partnership or other fiscally transparent entity; (2) an individual present in the United States for 183 days or more in a taxable year who meets certain other conditions; or (3) subject to rules applicable to certain expatriates or former long-term residents of the United States. This summary does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase the shares. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States. For U.S. tax purposes holders of our ADSs are treated as if they hold the underlying common shares represented by the ADSs.

Taxation of U.S. Holders of Shares

We expect that we will be treated as a PFIC for U.S. federal income tax purposes for the current taxable year and future taxable years and that U.S. Holders of shares will be subject to the PFIC rules, as summarized below. However, no assurance can be given that we will or will not be considered a PFIC in the current or future years. The determination whether or not we are a PFIC is a factual determination that is made annually based on the types of income we earn and the value of our assets, and because certain aspects of the PFIC rules are not entirely certain, there can be no assurance that we are or are not a PFIC or that the IRS will agree with our conclusion regarding our PFIC status. If we are currently or were to become a PFIC, U.S. Holders of shares would be subject to special rules and a variety of potentially adverse tax consequences under the Code.

Tax Consequences of PFIC Status. The Code provides special rules regarding certain distributions received by U.S. persons with respect to, and sales, exchanges and other dispositions, including pledges, of, shares of stock in a PFIC. We will be treated as a PFIC if (i) 75% or more of our gross income is passive income or (ii) at least 50% of our assets are held for the production of, or produce, passive income in a taxable year, based on a quarterly average and generally by value, including our pro rata share of the gross income or assets of any company, U.S. or foreign, in which we are considered to own directly or indirectly 25% or more of the shares by value. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions, and gains from assets that produce passive income. Assuming we are a PFIC, our dividends will not qualify for the reduced rate of U.S. federal income tax that applies to qualified dividends paid to non-corporate U.S. Holders. Thus, dividends (as determined for U.S. federal income tax purposes) will be taxed at the rate applicable to ordinary income of the U.S. Holder.

Assuming we are a PFIC, U.S. Holders of our shares will be subject to different taxation rules with respect to an investment in our shares depending on whether they elect to treat us as a qualified electing fund, or a QEF, with respect to their investment in our shares. If a U.S. Holder makes a QEF election in the first taxable year in which the U.S. Holder owns our shares (and if we comply with certain reporting requirements, which we have done and intend to do), then such U.S. Holder will be required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, subject to a separate voluntary election to defer payment of taxes, which deferral is subject to an interest charge. If a QEF election is made, U.S. Holders will not be taxed again on our distributions, which will be treated as return of capital for U.S. federal income tax purposes. Instead, distributions will reduce the U.S. Holder’s basis in our shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of a capital asset.

U.S. Holders may, instead of making a QEF election, make a “mark-to-market” election, recognizing as ordinary income or loss each year an amount equal to the difference, as of the close of the taxable year, between the fair market value of the shares and the U.S. Holder’s adjusted tax basis in the shares. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth below would not apply for periods covered by the election. The U.S. Holder’s basis in the shares will be adjusted to reflect the amounts included or deducted pursuant to the election. A mark-to-market election is only available if our shares meet trading volume requirements on qualifying exchange.

Because we are a PFIC, if a U.S. Holder does not make a QEF election or mark-to-market election, then the following special rules will apply:

•

Excess distributions by us to a U.S. Holder would be taxed in a special way. “Excess distributions” are amounts received by a U.S. Holder with respect to our shares in any taxable year that exceed 125% of the average distributions received by such U.S. Holder from us in the shorter of either the three previous years or such U.S. Holder’s holding period for shares before the present taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held our shares. A U.S. Holder must include amounts allocated to the current taxable year in its gross income as ordinary income for that year. A U.S. Holder must pay tax on amounts allocated to each prior taxable year in which we were a PFIC at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax. The preferential U.S. federal income tax rates for dividends and long-term capital gain of individual U.S. Holders (as well as certain trusts and estates) would not apply, and special rates would apply for calculating the amount of the foreign tax credit with respect to excess distributions.

•	The entire amount of gain realized by a U.S. Holder upon the sale or other disposition of shares will also be treated as an excess distribution and will be subject to tax as described above.

•

The tax basis in shares that were acquired from a decedent who was a U.S. Holder would not receive a step-up to fair market value as of the date of the decedent’s death but would instead be equal to the decedent’s basis, if lower than fair market value.

If a corporation is a PFIC for any taxable year during which a U.S. Holder holds shares in the corporation, then the corporation generally will continue to be treated as a PFIC with respect to the U.S. Holder’s shares, even if the corporation no longer satisfies either the passive income or passive assets test described above, unless the U.S. Holder terminates this deemed PFIC status by electing to recognize gain, which will be taxed under the excess distribution rules as if such shares had been sold on the last day of the last taxable year for which the corporation was a PFIC.

The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return or, if not required to file an income tax return, by filing such form with the IRS. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. Holder must file a completed IRS Form 8621 every year. We have provided and intend to continue to provide U.S. Holders with all necessary information to enable them to make QEF elections as described above. If any subsidiary is not subject to an election to be treated as a disregarded entity or partnership for U.S. tax purposes then a QEF election would have to be made for each such subsidiary.

You should consult your tax advisor about the PFIC rules , including the advisability of making a QEF election or mark-to-market election.

In addition, a U.S. Holder that is an individual (and, to the extent provided in future regulations, an entity), may be subject to recently-enacted reporting obligations with respect to shares and if the aggregate value of these and certain other “specified foreign financial assets” exceeds $50,000. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if holders are required to make this disclosure and fail to do so. In addition, a U.S. Holder should consider the possible obligation to file a Form TD F 90-22.1—Foreign Bank and Financial Accounts Report as a result of holding shares. Holders are thus encouraged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of shares.

Taxation of the Disposition of Shares. A U.S. Holder that has made a QEF election for the first year of its holding period will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s basis in the shares, which is usually the cost of such shares (as adjusted to take into account any QEF inclusion, which increases the basis of such shares, and any distribution, which decreases the basis of such shares) and the amount realized on a sale or other taxable disposition of the shares. If, as anticipated, the shares are publicly traded, a disposition of shares will be considered to occur on the “trade date,” regardless of the U.S. Holder’s method of accounting. If a QEF election has been made, capital gain from the sale, exchange or other disposition of shares held more than one year is long-term capital gain and is eligible for a maximum 15% rate of taxation for non-corporate U.S. Holders.

Medicare Tax

Legislation enacted in 2010 requires certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% Medicare surtax on all or part of that U.S. Holder’s “net investment income”, which includes, among other items, dividends on, and capital gains from the sale or other taxable disposition of, the shares, subject to certain limitations and exceptions. This surtax applies to taxable years beginning after December 31, 2012. Prospective investors should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Equity Shares.

Information Reporting and Backup Withholding for U.S. Holders

Dividend payments made within the United States with respect to the shares, and proceeds from the sale, exchange or redemption of shares, may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Generally, a U.S. Holder will provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amount withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS.

Information Reporting and Backup Withholding for Non-U. S. Holders

Information reporting to the United States and backup withholding to the IRS generally would not be required for dividends paid on our shares or proceeds received upon the sale, exchange or redemption of our shares to Non-U.S. Holders who hold or sell our shares through the non-U.S. office of a non-U.S. related broker or financial institution. Information reporting and backup withholding may apply if shares are held by a Non-U.S. Holder through a U.S., or U.S.-related, broker or financial institution, or the U.S. office of a non-U.S. broker or financial institution and the Non-U.S. Holder fails to establish an exemption from information reporting and backup withholding by certifying such holder’s status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

The IRS may make information reported to you and the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished by you to the IRS. You should consult your own tax advisors regarding the filing of a U.S. tax return for claiming a refund of any such backup withholding. Non-U.S. Holders should consult their tax advisors regarding the application of these rules.

Taxation of Fly and Our Subsidiaries

Although Fly’s income is primarily subject to corporate tax in Ireland, part of our income is also subject to taxation in the United States, France and Australia.

Unless otherwise exempted by an applicable income tax treaty, a non-U.S. corporation that is directly or through agents engaged in a trade or business in the United States is generally subject to U.S. federal income taxation, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is “effectively connected” with such trade or business. In addition, such a non-U.S. corporation may be subject to the U.S. federal branch profits tax on the portion of its “effectively connected earnings and profits” constituting “dividend equivalent amounts” at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty. In addition non-U.S. corporations that earn certain U.S. source income not connected with a U.S. trade or business can be subject to a 30% withholding tax on such gross income unless they are entitled to a reduction or elimination of such tax by an applicable treaty. Furthermore, even if a non-U.S. corporation is not engaged in a U.S. trade of business, certain U.S. source “gross transportation income” (which includes rental income from aircraft that fly to and from the United States) is subject to a 4% gross transportation tax in the United States unless a statutory or treaty exemption applies.

We expect that we and our Irish tax resident subsidiaries will be entitled to claim the benefits of the Irish Treaty. Accordingly, even if we earn income that otherwise would be subject to tax in the United States, such income is expected to be exempt from U.S. tax under the Irish Treaty to the extent that it is: (1) rental income attributable to aircraft used in international traffic; (2) gain from the sale of aircraft used in international traffic; or (3) U.S. source business profits (which includes rental income from, and gains attributable to, aircraft operated in U.S. domestic service) not connected with a U.S. permanent establishment. For this purpose, “international traffic” means transportation except where flights are solely between places within the United States. We also expect that we will not be treated as having a U.S. permanent establishment. Thus we do not believe that we will be subject to taxation in the United States on any of our aircraft rental income or gains from the sale of aircraft.

We had a 15% investment in BBAM LP, a Cayman Islands exempted limited partnership which wholly owned subsidiaries in the United States, Ireland, Bermuda, U.K., Singapore, Japan, Switzerland and the Cayman Islands. The U.S. subsidiaries were classified as disregarded entities and not were subject to entity level taxes for U.S. tax purposes. We received an allocated share of income, deductions and credits from BBAM LP and our share of the U.S. effectively connected income was subject to U.S. federal taxes and, as applicable, state and local taxes.

In 2011, we made a 57.41% investment in Fly-Z/C Aircraft Holdings LP, a US partnership incorporated in Delaware. The partnership wholly owns an Irish company, Fly-Z/C Aircraft Limited. Fly-Z/C Aircraft Holdings LP and Fly-Z/C Aircraft Limited are not expected to have a deemed U.S. trade or business subject to tax on effectively connected income or a U.S. permanent establishment subject to tax on business profits under Article 7. Fly-Z/C Aircraft Limited is expected to be a qualified resident under the U.S. and Ireland tax treaty.

Effectively connected taxable income means the taxable income of the partnership which is effectively connected (or treated as effectively connected) with the conduct of a trade or business in the United States.

No assurances can be given, however, that we will continue to qualify each year for the benefits of the Irish Treaty or that we will not in the future be treated as maintaining a permanent establishment in the United States or having income that is effectively connected with the conduct of a trade or business in the United States. In order for us and our subsidiaries to be eligible for the benefits of the Irish Treaty for a particular fiscal year, we must each satisfy the requirements of Article 23 (Limitation on Benefits) of the Irish Treaty for that fiscal year. We will be eligible for the benefits of the Irish Treaty if the principal class of our shares is substantially and regularly traded on one or more recognized stock exchanges. Our shares will be considered substantially and regularly traded on one or more recognized stock exchanges in a fiscal year if: (1) trades in such shares are effected on such stock exchanges in more than de minimis quantities during every quarter; and (2) the aggregate number of shares traded on such stock exchanges during the previous fiscal year is at least 6% of the average number of shares outstanding during that taxable year. We satisfied this requirement for each of the years since our inception. If our shares cease to be treated as regularly traded, then we may no longer be eligible for the benefits of the Irish Treaty. Our subsidiaries that are Irish tax-resident will be eligible for benefits under the Irish Treaty if we hold, directly or indirectly, 50% or more of the vote and value of the subsidiary and we meet the regularly traded test described above.

If we or any subsidiary were not entitled to the benefits of the Irish Treaty, any income that we or that subsidiary earns that is treated as effectively connected with a trade or business in the United States, either directly or through agents, would be subject to tax in the United States at a rate of 35%. In addition, we or that subsidiary would be subject to the U.S. federal branch profits tax at a rate of 30% on its effectively connected earnings and profits, considered distributed from the U.S. business. In addition, if we did not qualify for Irish Treaty benefits, certain U.S. source rental income not connected with a U.S. trade or business could be subject to withholding tax of 30% and certain U.S. source gross transportation income could be subject to a 4% gross transportation tax if an exemption did not apply.

LEGAL MATTERS

The validity of the common shares and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of U.S. federal and New York law relating to this offering will be passed upon for us by Jones Day, New York, New York.

EXPERTS

The consolidated financial statements of Fly Leasing Limited incorporated herein by reference in Fly Leasing Limited’s Annual Report on Form 20-F for the year ended December 31, 2012 (including schedules appearing therein) and the effectiveness of Fly Leasing Limited’s internal control over financial reporting have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated herein by reference, no reportable material changes have occurred since December 31, 2012.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Bermuda and are managed and controlled in Ireland. Our business is based outside the United States, a majority of our directors and officers reside outside the United States, and a majority of our assets and some or all of the assets of such persons may be located in jurisdictions outside the United States. Although we have appointed Puglisi & Associates, 850 Library Ave., Suite 204, Newark, Delaware 19711 as our agent to receive service of process with respect to any actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

There is no treaty in-force between the United States and Bermuda or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda or Ireland against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by a Bermuda or Irish court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda or Irish conflict of law rules. The courts of Bermuda or Ireland would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda or Ireland would give a judgment based on such a U.S. judgment as long as (1) the U.S. court had proper jurisdiction over the parties subject to the judgment; (2) the U.S. court did not contravene the rules of natural justice of Bermuda or Ireland; (3) the U.S. judgment was not obtained by fraud; (4) the enforcement of the U.S. judgment would not be contrary to the public policy of Bermuda or Ireland; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda or Ireland; (6) there is due compliance with the correct procedures under the laws of Bermuda or Ireland; and (7) the U.S. judgment is not inconsistent with any judgment of the courts of Bermuda or Ireland in respect of the same matter.

In addition to and irrespective of jurisdictional issues, neither Bermuda nor Irish courts will enforce a provision of the U.S. federal securities law that is either penal in nature or contrary to public policy. It is the advice of our counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda or Irish courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, may not be available under Bermuda or Irish law or enforceable in a Bermuda or Irish court, as they are likely to be contrary to Bermuda or Irish public policy. Further, no claim may be brought in Bermuda or Ireland against us or our directors and officers in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda or Irish law and do not have force of law in Bermuda or Ireland.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations

Fly Leasing Limited

West Pier

Dun Laoghaire, County Dublin

Ireland

+353-1-231-1900

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC. These periodic reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the Company and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.flyleasing.com.

As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of common shares. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 90 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

We have filed a registration statement on Form F-3 under the Securities Act with the SEC with respect to the ADSs to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, and any accompanying prospectus supplement, the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on March 15, 2013, as amended by Form 20-F/A, filed with the SEC on April 8, 2013; and

•	Registration Statement on Form 8-A, filed with the SEC on September 25, 2007.

Copies of these filings are available free of charge by writing to Fly Leasing Limited, West Pier, Dun Laoghaire, County Dublin, Ireland, Attention: Investor Relations, or by telephoning us at +353-1-231-1900.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC between the date that we initially file the registration statement to which this prospectus relates and the termination of the offering of the securities (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

EXPENSES

The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$4,366
Blue sky fees and expenses	—
Transfer agent fees	—
Printing and engraving costs	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous	—

Total	$29,366

Fly Leasing Limited

2,191,060 American Depositary Shares

Representing 2,191,060 Common Shares

PROSPECTUS

                    , 2013

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The bye-laws of Fly Leasing Limited (the “Registrant”) contain a broad waiver by its shareholders of any claim or right of action, both individually and on its behalf, against any of its officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. The waiver limits the right of shareholders to assert claims against the Registrant’s officers and directors unless the act or failure to act involves fraud or dishonesty. The Registrant’s bye-laws also provide that the Registrant will indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty. The Registrant also has entered into directors’ service agreements with its directors, pursuant to which the Registrant has agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance.

Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 9. EXHIBITS.

The following exhibits are filed herewith or incorporated by reference herein:

4.1	Memorandum of Association.*

4.2	Amended and Restated Bye-Laws.**

4.3	Form of Common Share Certificate.*

4.4	Deposit Agreement between Deutsche Bank Trust Company Americas and Babcock & Brown Air Limited (including form of American Depositary Receipt).*

4.5	Registration Rights Agreement, dated December 28, 2012, among Fly Leasing Limited, Summit Aviation Partners LLC, Onex Corporation, Onex Partners III GP LP, Onex US Principals LP, Onex Partners III PV LP, Onex Partners III Select LP, Onex Partners III LP and New PCo Investments Ltd.***

4.6	Securities Purchase Agreement, dated November 30, 2012, by and among Fly Leasing Limited, Summit Aviation Partners LLC and such persons identified therein.***

5.1	Opinion of Conyers Dill & Pearman Limited.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of the Registrant.****

*	Previously filed with the Registration Statement on Form F-1, File No. 333-145994.
**	Previously filed as an exhibit on Form 6-K dated June 30, 2010.
***	Previously filed as an exhibit to the Annual Report on Form 20-F for the fiscal year ended December 31, 2012.
****	Previously filed.

ITEM 10. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424 b)(2), or (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on April 11, 2013.

FLY LEASING LIMITED

By:	/s/ Colm Barrington
Name: Colm Barrington
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on April 11, 2013.

/s/ Colm Barrington	Chief Executive Officer and Director
Colm Barrington	(Principal Executive Officer)

/s/ Gary Dales	Chief Financial Officer
Gary Dales	(Principal Financial and Accounting Officer)

*
Joseph M. Donovan	Chairman and Director

*
Erik G. Braathen	Director

*
Sean Donlon	Director

*
James Fantaci	Director

*
Robert S. Tomczak	Director

*
Susan M. Walton	Director

*
Steven Zissis	Director

/s/ Donald Puglisi
Donald Puglisi	Authorized Representative in the United States

*By	/s/ Colm Barrington
Attorney-in-fact

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference herein:

4.1	Memorandum of Association.*

4.2	Amended and Restated Bye-Laws.**

4.3	Form of Common Share Certificate.*

4.4	Deposit Agreement between Deutsche Bank Trust Company Americas and Babcock & Brown Air Limited (including form of American Depositary Receipt).*

4.5	Registration Rights Agreement dated December 28, 2012, among Fly Leasing Limited, Summit Aviation Partners LLC, Onex Corporation, Onex Partners III GP LP, Onex US Principals LP, Onex Partners III PV LP, Onex Partners III Select LP, Onex Partners III LP and New PCo Investments Ltd.***

4.6	Securities Purchase Agreement, dated November 30, 2012, by and among Fly Leasing Limited, Summit Aviation Partners LLC and such persons identified therein.***

5.1	Opinion of Conyers Dill & Pearman Limited.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of the Registrant.****

*	Previously filed with the Registration Statement on Form F-1, File No. 333-145994.
**	Previously filed as an exhibit on Form 6-K dated June 30, 2010.
***	Previously filed as an exhibit to the Annual Report on Form 20-F for the fiscal year ended December 31, 2012.
****	Previously filed.